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       Exhibit (h)(1) Administration Services Agreement dated February 19, 2004.

                        ADMINISTRATIVE SERVICES AGREEMENT

     THIS ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") is entered into by and between WM Variable Trust (the "Trust") and WM Advisors, Inc. ("WMA") effective as of the date written below.

RECITALS

A. The Trust is an open-end management investment company comprised of various series, each registered under the Investment Company Act of 1940.

B. This Agreement relates only to those portfolios listed on Exhibit A attached hereto (the "Portfolios").

C. WMA provides investment advisory services to the Trust pursuant to the Amended and Restated Investment Management Agreement dated February 19, 2004. WM Shareholder Services, formerly Murphy Favre Security Services, Inc. ("WMSS"), provides certain non-portfolio management administrative services to the Trust pursuant to an Administration Agreement dated January 30, 1998 (the "1998 Agreement").

D. This Agreement updates and replaces the 1998 Agreement.

E. The administration fees payable under this Agreement do not exceed the administration fees payable by the Trust on behalf of the Portfolios under the 1998 Agreement.

F. This Agreement reflects that WMSS has assigned the 1998 Agreement, including the provision of administrative services and any related fees for such services, with respect to the Portfolios to WMA.

NOW, THEREFORE, the Trust and WMA agree as follows:

AGREEMENT

1. Appointment. WMA hereby agrees to provide administrative services, on the terms and subject to the conditions set forth herein. Exhibit A identifies the Portfolios to which this Agreement applies, and may be amended or modified from time to time by written notice from the Trust.

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2. Services. The services to be provided by WMA under this Agreement
("Services") are set forth and described in Exhibit B to this Agreement. Exhibit B may be amended or modified from time to time by mutual agreement of the parties.

3. Compensation.

     3.1 For the services provided by WMA under this Agreement, the Trust agrees to pay the fees as set forth in Exhibit C to this Agreement. Exhibit C may be amended or modified from time to time by mutual agreement of the parties.

     3.2 The parties agree that all payments for the Services made by the Trust under this Agreement shall be made in accordance with a statement provided by WMA, based on each Portfolio's records, setting forth the amount due to WMA. Such fees will be paid by check or wire transfer no later than 30 days after delivery of the statement. If the Trust's information concerning the amounts due does not agree with such statement, the Trust will have the right to audit the books and records of WMA supporting its calculation of the compensation due. Such audit will be performed at reasonable times and upon not less than five days' prior notice.

     3.3 No reimbursement or fee payment shall be made under this Agreement if the result of such reimbursement or payment would be a violation of applicable law.

4. Expenses. During the term of this Agreement, WMA shall pay all expenses it incurs in the administration of the Portfolios.

5. Status of WMA.

     5.1 The services provided under this Agreement by WMA are administrative only, and are not underwriting or investment advisory services.

     5.2 This Agreement does not grant WMA any right to purchase any Shares of the Portfolios ("Shares"), nor will it constitute WMA an agent of the Trust or of any transfer agent or distributor for purposes of selling Shares to any dealer or to the public.

     5.3 No transfer agent or distributor of the Trust or Portfolios, the Trust or Portfolios themselves, nor any affiliates, directors, officers, employees or agents of the Trust or Portfolios shall be liable for any obligation, act or omission of WMA, its directors, trustees, officers, registered representatives, employees or agents.

6. Representations of WMA. By signing this Agreement, WMA represents and warrants the following:

     6.1 WMA (i) is qualified to provide the Services; and (ii) will maintain throughout the term of this Agreement such qualifications as may be required to continue to provide the Services.

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     6.2 For the performance of the Services, WMA is not required to be registered as a broker-dealer under the 1934 Act or any applicable state securities laws, or as an investment adviser under the Investment Advisers Act of 1940. WMA will not hold itself out to the public or engage in any activity as distributor for the Trust or any Portfolio.

     6.3 WMA will comply with all applicable federal laws, including but not limited to the Employee Retirement Income Security Act of 1974, as amended; the laws of each jurisdiction and state in which it will provide the Services; and the rules, regulations and requirements of the Securities and Exchange Commission ("SEC"), the U.S. Department of Treasury's Office of Foreign Assets Control, or any other regulatory agency or self-regulatory organization whose rules and regulations govern the provision of the Services.

     6.4 This Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the valid, legal and binding obligation of WMA, enforceable in accordance with its terms.

     6.5 The Services will be performed by qualified personnel in accordance with the terms of this Agreement and the highest industry standards.

7. Indemnification.

     7.1 WMA indemnifies and holds harmless the Trust and Portfolios, any transfer agent, distributor of the Trust or Portfolios, and the affiliates, directors, trustees, officers, employees and agents of each from and against any losses, injuries, claims, damages, liabilities or expenses resulting from the violation by WMA, its directors, trustees, officers, employees or agents of any law, rule or regulation, or any provision of this Agreement.

     7.2 WMA further indemnifies the Trust and each of the Portfolios, and all directors, trustees, officers, employees and "control persons" within the meaning of the securities laws ("Control Persons") of each of them, for any loss, injury, claim, damage, expense or liability arising from or based upon any material acts or omissions of WMA, its directors, trustees, officers, employees or agents in connection with the Services.

8. Indemnification Procedures.

     8.1 If a person receives notice of the commencement of any action, suit, or proceeding ("Action"), or notice that any Action may be commenced, and if the person receiving the notice (the "Indemnified Party") desires to be indemnified by the other party under Section 8 of this Agreement (the "Indemnifying Party"), the Indemnified Party will give notice ("Notice") to the Indemnifying Party of the commencement or threat of the Action. Any omission to notify an Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have under this Agreement, except to the extent the failure to notify the Indemnifying Party prejudices the rights of the Indemnifying Party.

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     8.2 The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Action unless the Indemnifying Party, within a reasonable time after the giving of Notice by the Indemnified Party, (i) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense, (ii) provides evidence reasonably satisfactory to the Indemnified Party as to the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action, and (iii) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action.

     8.3 No Indemnified Party will settle or compromise any Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section.

     8.4 No Indemnifying Party will settle or compromise any such Action in which any relief other than the payment of money damages is sought against any Indemnified Party without the consent of the Indemnified Party. Such consent shall not be unreasonably withheld.

9. Reserved.

10. Termination.

     10.1 This Agreement shall be effective for a period of one year from the date written below, and thereafter automatically renewed for successive one-year periods, unless WMA or the Trust notifies the other party of its desire not to renew. This notice shall be given not less than 90 days prior to the termination date.

     10.2 Upon any breach of this Agreement, the non-breaching party may terminate this Agreement upon 10 days' written notice to the breaching party.

     10.3 The representations and warranties of the parties and all obligations and responsibilities of the parties with respect to periods through the effective date of the termination will survive the termination of this Agreement. Without limiting the foregoing, the provisions of Sections 8, 10, and 12 will continue to apply after termination, and the provisions of Section 14 shall survive termination for a period of two years.

11. Limitation of Liability. WMA is hereby expressly put on notice of (i) the limitation of shareholder, officer and trustee liability as set forth in the Declaration of Trust for the Trust, and (ii) of the provisions in Declaration of Trust permitting the establishment of separate series' and limiting the liability of each series to the obligations of that series. WMA agrees that it shall not seek satisfaction of any obligation of the Trust or any

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Portfolio from the shareholders or any individual shareholder of the Trust or
Portfolio, nor from any individual officer or trustee of the Trust or Portfolio.

12. Insurance. WMA shall maintain insurance, including errors and omission insurance, and, if necessary, bonding, issued by a qualified insurance carrier with a Best's rating of at least "A," or with the highest rating by a nationally recognized statistical rating organization, of the types ordinarily maintained by like servicing agents or administrators serving mutual funds, and in commercially reasonable amounts.

13. Confidentiality of Information. Upon the request of the Trust, WMA shall make available copies of all records maintained by WMA as may be reasonably requested by the Trust to ensure compliance with applicable law.

14. Governing Law. This Agreement shall be construed in accordance with the internal laws of the State of Washington without regard to its conflicts of laws provisions.

15. Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the matters addressed, and supersedes all proposals, prior communications, representations, warranties and promises, whether oral or written, relating to the subject matter of this Agreement.

16. Assignment. This Agreement may be assigned by a party only with the written consent of the other party.

17. Severability. If any provision of this Agreement is deemed to be in violation of law or is unenforceable, the remainder of this Agreement with such provision omitted will remain in full force and effect.

18. Amendments. No provision of this Agreement may be amended, modified, waived or supplemented except by a written instrument signed by the party against which enforcement is sought. No amendment of this Agreement shall be effective until approved in accordance with any applicable provisions of the 1940 Act.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the 9th day of August, 2005.

WM Variable Trust                       WM Advisors, Inc.


By                                      By
   ----------------------------------       ------------------------------------
Name: John T. West                      Name: Gary Pokrzywinski
Title: Secretary                        Title: Senior Vice President


Accepted: WM Group of Funds


By
   ----------------------------------
Name: William G. Papesh
Title: President
Address: 1201 Third Ave., 22nd Fl.,
Seattle, WA. 98101

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                                    Exhibit A

Flexible Income Portfolio
Conservative Balanced Portfolio
Balanced Portfolio
Conservative Growth Portfolio
Strategic Growth Portfolio

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                                    Exhibit B

Services to be provided to the Portfolios include (but are not limited to): (a) assistance in supervising all aspects of the operations of the Portfolios except those performed by the Trust's investment adviser under its investment management agreement and/or those performed by the Trust's transfer agent under its transfer agent agreement; (b) supplying the Portfolios with office facilities, statistical and research data, data processing services, clerical, accounting and bookkeeping services (including, but not limited to, the calculation of the net asset values of shares of the Portfolios), internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; (c) preparing reports to the Portfolios' shareholders and materials for the Board of Trustees of the Portfolios; (d) preparing tax returns; (e) preparing reports to and filings with the Securities and Exchange Commission and state regulatory authorities; and (f) cooperating with the Portfolios' transfer agent for the purpose of establishing and implementing procedures to ensure that the Portfolios' transfer agency and shareholder relations functions are efficiently carried out.

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                                    Exhibit C

Administration Fee

Monthly fee computed on the average daily net assets of the Portfolios equal to ..15% per annum on the first $1 billion of assets and .125% per annum on assets in excess of $1 billion.